Exhibit 3.4

PROTEA BIOSCIENCES GROUP, INC.

1311 Pineview Drive,

Morgantown, West Virginia 26505

August 25, 2017

PPLL PARTNERS, LLC

1732 1st Avenue,

Suite 22878,

New York, NY 10128

Attn.: James Ahearn

-and-

SUMMIT RESOURCES, INC.

303 Middle Collison Road,

Mount Lookout, West Virginia 26678

Attn: Stephen Antoline, President

Gentlemen:

Reference is made to the following securities issued by the Company:

•	A 4% $360,000 principal amount non-negotiable convertible promissory note of Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), dated July 17, 2017, payable to PPLL Partners, LLC, a Delaware limited liability company (“PPLL”) that matures September 30, 2019 (the “PPLL Note”) and which is convertible by the holder at any time following January 18, 2018 into 36,000,000 shares of the common stock, $0.0001 par value per share, of the Company (the “PPLL Conversion Shares”);

•	A 15% $1,750,000 maximum principal amount senior secured convertible installment promissory note of the Company, dated April 3, 2017, payable to Summit Resources, Inc., a West Virginia corporation (“Summit”), that matures March 31, 2020 (the “Summit Note”) and which is convertible at any time by the holder into shares of Company common stock, $0.0001 par value per share (the “Summit Note Conversion Shares”) at a conversion price equal to the lower of (a) 85% of the offering price per share of the Company’s common stock, par value $0.0001 per shares (the “Common Stock”), in the contemplated an underwritten public offering with Laidlaw & Company (UK) Ltd. or any other managing underwriter (the “Public Offering”), or (b) $0.075 per share;

•	In connection with the financing provided by Summit to the Company under the Summit Note, in April 2017, Summit received a warrant (the “Summit Note Warrant”) issued by the Company to Summit, entitling the holder to purchase, for an exercise price of $0.075 per share, 20,000,000 shares of the common stock, $0.0001 par value per share, of the Company (the “Summit Note Warrant Shares”).

•	A 10% maximum $500,000 promissory note of the Company dated August 25, 2017, payable to Summit that matures on earliest to occur of: (a) consummation of the Public Offering, (b) a private placement of not less than $2,500,000 of long-term convertible notes and warrants or other securities to be placed by Emerging Growth Equities, LLC, or any other placement agent (the “Private Placement”) or (c) December 31, 2017 (the “Second Summit Note”); and

•	In connection with an initial $440,000 advance made by Summit to the Company under the Second Summit Note, a seven (7) year warrant (the “Second Summit Note Warrant”) to purchase, for an initial exercise price of $0.075 per share, 60,000,000 shares of the common stock, $0.0001 par value per share of the Company (the “Second Summit Note Warrant Shares”) and thereafter any future warrants to purchase shares of common stock loaned to the Company under the Summit Notes.

The PPLL Conversion Shares, the Summit Note Conversion Shares, the Summit Note Warrant Shares, and the Second Summit Note Warrant Shares (collectively, the “Shares”) are all subject to adjustments based on the Company’s contemplated reverse stock split and the anti-dilution adjustment provisions provided in the securities that are convertible or exercisable for such Shares.

At as of the date of this letter agreement, the Company is authorized by its certificate of incorporation to issue an aggregate of 750,000,000 shares of Common Stock, of which 398,633,940 shares of Common Stock are issued and outstanding and 139,333,333 additional shares of Common Stock are issuable upon conversion of convertible securities and exercise of outstanding warrants, including the Shares issuable under the securities issued to PPLL and Summit referred to above.

The parties acknowledge that in order to have adequate working capital, pending consummation of the Public Offering, the Company is required to raise additional financing of up to $5,550,000 (the “Interim Financing”) and is in the process of seeking to issue and sell additional convertible notes and/or warrants to one or more accredited investors, other than PPLL and Summit (collectively, the “Additional Investors”). However, as stated above, the Company does not currently have adequate authorized shares of Common Stock that are available to issue to the Additional Investors in order to obtain the required Additional Financing.

Accordingly, and subject at all times to the terms and conditions hereinafter set forth, each of PPLL and Summit do hereby agree as follows:

1.	Each of PPLL and Summit do hereby waive the representation and covenant of the Company to have reserved for issuance a sufficient number of shares of Company Common Stock to issue upon conversion of any or all of the PPLL Note, Summit Note or Second Summit Note and/or the exercise of the Summit Note Warrant and Second Summit Note Warrant.

2.	Each of PPLL and Summit do hereby agree not to convert any portion of the PPLL Note or the Summit Note, and Summit hereby agrees not to exercise the Summit Note Warrant or the Second Summit Note Warrant unless and until the Company has, in addition to shares of Common Stock issued and issuable to Additional Investors in connection with the Interim Financings, a sufficient number of shares of its authorized Common Stock available to be issued as Shares to PPLL, Summit or their assigns.

The foregoing covenants and agreements of each of PPLL and Summit are expressly made subject to the Company either (a) amending its Certificate of Incorporation to increase its authorized shares of Common Stock (the “Amendment”), and/or (b) consummating a reverse stock split (whether as currently authorized or to be authorized by the consent of the holders of a majority of the outstanding shares of Company Common Stock pursuant to a proxy statement declared effective by the SEC) (the “Reverse Split”) on or before January 15, 2018, which will make available for issuance to each of PPLL and Summit, in addition to all other shares of Common Stock issued and issuable to Additional Investors in connection with the Interim Financings and other holders of Company securities, a sufficient number of shares of its authorized and previously unissued Common Stock to accommodate the issuance of the maximum number of Shares that are or may be issuable to PPLL and Summit under the PPLL Note, the Summit Note, the Summit Note Warrant or the Second Summit Note Warrant.

In the event that the Company shall, for any reason, be unable by January 15, 2018 to obtain the requisite stockholder consent to comply with the provisions of this Agreement, it shall continue to file proxy statements with the SEC and/or hold one or more stockholders meetings in order to obtain the necessary approvals and consents to make available for issuance the maximum number of Shares that are or may be issuable to PPLL and Summit under the PPLL Note, the Summit Note, the Summit Note Warrant or the Second Summit Note Warrant.

In the event that the Company shall fail or refuse to comply with its covenants and agreements set forth in this agreement, including failure to effect the Amendment or Reverse Split by January 15, 2018, in addition to any other rights and remedies provided therein, such failure or refusal shall constitute an Event of Default under each of the PPLL Note, the Summit Note and the Second Summit Note. All of the other provisions of the PPLL Note, the Summit Note, the Second Summit Note, the Summit Warrant and the Second Summit Warrant are hereby deemed to be incorporated by this reference herein.

If the foregoing accurately reflects our mutual agreement and understanding, please so indicate by executing a copy of this letter agreement in the space provided below.

Very truly yours,

PROTEA BIOSCIENCES GROUP, INC.

By:__________________________________

Name: Stephen Turner

Title: President and CEO

ACCEPTED AND AGREED TO:

This __ day of August 2017

PPLL, LLC

By:___________________________

Name: James Ahern

Title; Manager and Member

SUMMIT RESOURCES, INC.

By:___________________________

Name: Stephen Antoline

Title; President